Exhibit 99.1

PRESS RELEASE

Company Release – April 21, 2023 – 5:00 PM ET

Gardiner Healthcare Acquisitions Corp. Announces Extension

SHAKER HEIGHTS, Ohio - Gardiner Healthcare Acquisitions Corp. (the “Company”) announced, in accordance with Section 2(i) of its Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, as amended (the “Trust Agreement”), that at least five days prior to April 27, 2023, the Company received notice from Gardiner Healthcare Holdings, LLC (the “Gardiner Sponsor”) that the Gardiner Sponsor intends to extend the deadline to consummate an initial business combination pursuant to the Trust Agreement and the Board of Directors of the Company has approved such extension. Furthermore, the Company received notice from the Gardiner Sponsor that the Gardiner Sponsor intends to deposit funds into the trust account under the Trust Agreement on or prior to April 27, 2023 to extend the deadline from April 27, 2023 to May 27, 2023.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on the healthcare or healthcare related industries. The Company is sponsored by the Gardiner Sponsor, Chardan Gardiner LLC, and CCMAUS Pty Ltd.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Contact: Marc F. Pelletier, PhD

ir@gardinerhealthcare.com